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                                                                   Exhibit 10.28

                              September 21, 2000



Mr. Richard A. Snell
459 Martell Drive
Bloomfield Hills, MI 48304

Dear Dick:

     The Board of Directors has carefully reviewed your Employment Agreement, dated as of December 1, 1996 and amended and restated as of September 29, 1999. In connection with your separation from Federal-Mogul Corporation ("F-M") on September 19, 2000 (the "Separation Date"), the Board is prepared to offer the following separation benefits in accordance with the terms of your Employment
Agreement:

     1.  Severance Compensation.  F-M will pay you the following severance
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compensation, less applicable tax withholdings and other normal payroll deductions in accordance with F-M's payroll practices:

     a. $2,000,000, which is equivalent to two times your base salary as of the Separation Date. This amount will be reduced by any compensation you receive between the Separation Date and the date on which F-M receives your executed Separation and General Release Agreement.

     b. $1,900,244, which is equivalent to two times the average of the bonus compensation you received over the three-year period 1997 through 1999.

     c.  $209,030 as payment in full of your EVA bonus bank.

     d.  $76,923, which is equivalent to four weeks' vacation pay.

     2.  Supplemental Key Executive Pension Plan (SKEPP).  You will receive an
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estimated net pay replacement of 26.3%, which equals approximately $483,000 per year calculated on a single life annuity basis. In accordance with the terms of the SKEPP, this amount will be offset by (i) the amount you are entitled to receive under the F-M Personal Retirement Account, calculated on a single life annuity basis; (ii) the pension benefit you are entitled to receive from Tenneco, calculated on a single life annuity basis; and (iii) all applicable taxes. The exact amount of your SKEPP payment will be subject to final confirmation by the Plan actuary (Mercer).
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Mr. Richard A. Snell
September 21, 2000
Page 2

     3.  Other Benefits.  In accordance with the terms of Employment Agreement,
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you will also receive the following benefits for a period of two years following the Separation Date:

     a.  Supplemental death and disability coverage.

     b. F-M will continue to maintain $400,000 of additional term life insurance for your benefit.

     c. You will be entitled to lease two vehicles in accordance with the terms of F-M's Executive Lease Car Program.

     4.  Additional Benefits.  In addition to the benefits set forth above
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provided for in your Employment Agreement, the Board is prepared to offer you the following benefits:

     a.  Welfare Benefits Coverage.  F-M will maintain, at its expense, your
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         participation in F-M's CHOICE Benefit Plan to the extent of and in accordance with your 2000 CHOICE plan coverage elections. Any changes F-M makes to its CHOICE Benefit Plan during the two years following the Separation Date will similarly affect your CHOICE Benefits.

     b.  Tax Preparation and Financial Planning.  For two years following the
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         Separation Date, you will be entitled to financial planning services and tax planning services in accordance with F-M's policies regarding these services for executives.

     c.  Stock Options.  At the time of your hire, you received 150,000
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         performance based and 150,000 time based non-qualified stock options issued on November 1, 1996, with an exercise price of $22.625. You are fully vested in the performance based options, and based on your length of employment, you have vested in 3/5th or 90,000 of the time based options. An additional 30,000 time based options would have vested on each of November 1, 2000 and November 1, 2001. Solely for purposes of vesting in the remaining 60,000 time based options, your term of employment shall be deemed to continue until September 19, 2002. In the event of your death prior to vesting in full, your spouse will be immediately vested in all of the time based options. All 300,000 options granted on November 1, 1996 will be exercisable by you, to the extent vested, until November 1, 2004, on which date they will expire, notwithstanding any contrary terms in the 1989 Performance Incentive Stock Plan or otherwise.

     d.  Outplacement Services.  F-M will provide reasonable executive level
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         outplacement services for a period not to exceed one year.

     Your receipt of these severance benefits is dependent upon your execution of the Separation and General Release Agreement attached hereto, which is also attached to your Employment Agreement as Exhibit "D". F-M will make the payments provided herein to
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Mr. Richard A. Snell
September 21, 2000
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you within ten business days of receipt of your executed Separation and General
Release Agreement.

     If you have any questions or wish to discuss the terms of your severance benefits, please do not hesitate to contact me.

                                   Very truly yours,



                                   John J. Fannon

cc:  F-M Board of Directors
     R.P. Randazzo
     J.J. Zamoyski